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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

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                                 EXEGENICS INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                           [EXEGENICS INC. LETTERHEAD]

                             PROTECT YOUR INVESTMENT
                                       BY
                 VOTING THE ENCLOSED WHITE REVOCATION CARD TODAY

November 26, 2003

Dear eXegenics Stockholder:

We again urge you to protect your investment by supporting your incumbent Board and rejecting the Meyers-Weiss Group's attempt to take control of eXegenics.

THE MEYERS-WEISS GROUP WANTS TO SEIZE CONTROL OF YOUR COMPANY, BUT IT IS OFFERING YOU:

      o  NO PREMIUM for your shares;

      o  NO PLAN for how to enhance value for your investment;

      o  NO CLEAR QUALIFICATIONS for running eXegenics

INSTITUTIONAL SHAREHOLDER SERVICES (ISS) - a leading provider of proxy advisory services to pension funds, foundations and other institutional investors - has recommended that eXegenics stockholders support their incumbent Board and reject the Meyers-Weiss Group's attempt to take control of eXegenics. In making this recommendation, ISS points out the following in its proxy analysis: According to ISS, THE MEYERS-WEISS GROUP'S NOMINEES "DO NOT HAVE ADEQUATE INDUSTRY EXPERIENCE TO ADD VALUE" FOR EXEGENICS, AND HAVE "FAILED TO PRESENT A DETAILED, SPECIFIC BUSINESS PLAN" FOR YOUR COMPANY.

The Meyers-Weiss Group's nominees include:

      o The head of a check cashing business who formerly distributed "blank t-shirts"

      o  The head of a manufacturer of digital signal processing equipment.

      o  An orthopedic surgeon with no evident business experience.

             YOUR BOARD IS THE RIGHT TEAM WITH THE RIGHT EXPERIENCE

In contrast, your Board has relevant industry and financial experience that we believe is crucial to the future success of eXegenics:

      o Joseph M. Davie, M.D., Ph.D., a nationally renowned professor at Washington University Medical School who subsequently held key senior management positions at both Biogen (Senior Vice President, Head of Research) and G.D. Searle & Co. (President of R&D);

      o Robert Easton, a noted consultant who previously served as a Managing Director with IBM Healthcare Consulting, has 30+ years of relevant experience, having worked with numerous clients in the pharmaceutical and biotech industries in his distinguished career;

      o Walter M. Lovenberg, Ph.D., has had a distinguished career in the pharmaceutical and biotech industries, including over 20 years at the U.S. National Institutes of Health (where he served as Chief of Biochemical Pharmacology), then as a Director of Marion Merrell Dow (where he also headed their global research endeavors as Executive Vice President), and most recently as a member of the Boards of several prominent companies in our industry;


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      o  Gordon Martin, MBA, CPA, brings impeccable credentials in finance, having served as Senior Accountant at Price Waterhouse prior to taking on positions of increasing responsibility at Marine Midland Bank, Westpac Banking Corporation, CIBC World Markets (Managing Director) and the NASDAQ Stock Market, Inc (Executive Vice President and Chief Financial Officer);

      o Ronald L. Goode, Ph.D., eXegenics' Chairman, Chief Executive Officer and President, previously held a number of key senior management positions at G.D. Searle & Co., including President of Asia/Pacific World Area and President of Searle International. Prior to joining G.D. Searle, Dr. Goode was Vice President of Clinical Research and Scientific Affairs at Pfizer Pharmaceuticals.

                      YOUR BOARD HAS A PLAN AND A STRATEGY

Your Board believes there are attractive opportunities to enhance the value of eXegenics shares by redeploying our assets to become a commercially-oriented specialty markets drug company. Our plan is to focus on chronic disease medical markets with fewer than 200,000 patients in the United States, and then to build a value-added base of clinical assets, for which we will out-license co-development and co-marketing rights.

Long-term, our strategy is to expand our clinical development portfolio and commercialize our own products through a combination of licensing and acquisition activity. We see multiple niche opportunities advantageous to eXegenics for projects that are too specialized for large pharmaceutical collaborations.

Drug development is inherently risky and there can be no guarantee that your Board's strategy will be successful. Nevertheless, your Board does have a specific plan and strategy for going forward, and deep industry and financial expertise to leverage in pursuit of its plan. This is in stark contrast to the Meyers-Weiss Group.

                  VOTE TO PROTECT THE FUTURE OF YOUR INVESTMENT

            SIGN, DATE AND RETURN THE ENCLOSED WHITE REVOCATION CARD

We urge you to protect your investment from a self-interested group offering no premium or plan for delivering value, and with handpicked nominees that have no clear qualifications.

Whether or not you have previously returned a blue consent card, please sign, date and return the enclosed white revocation card now to protect your best interests. We appreciate your support, and we are resolved to continue to make every effort to maximize value for all our investors.

Sincerely,

/s/ Ronald L. Goode

Ronald L. Goode
Chairman and Chief Executive Officer